Contacts:	Dan Kaferle	Olivia Bellingham
	Public Relations	Investor Relations
	(631) 342-2111	(631) 342-4687
	daniel.kaferle@ca.com	olivia.bellingham@ca.com
CA ANNOUNCES THAT TERM OF INDEPENDENT EXAMINER EXTENDED
TO MAY 1, 2007
ISLANDIA, N.Y., September 14, 2006 — CA (NYSE:CA) today announced that the U.S. Attorney’s Office for the Eastern District of New York has extended the term of the Company’s Independent Examiner to May 1, 2007 or such earlier date as the U.S. Attorney’s Office in its discretion determines in the future under the terms of the Deferred Prosecution Agreement (DPA), dated September 22, 2004. The Independent Examiner’s term was scheduled to expire on September 16, 2006.
In the attached filing with the United States District Court, Eastern District of New York, the U.S. Attorney’s Office, the Securities and Exchange Commission (SEC), the Independent Examiner and CA all agreed that the extension was appropriate given the control environment and commission-related material weaknesses announced in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and filed on July 31, 2006, and issues concerning the reorganization of CA’s Finance Department to be addressed by CA's new chief financial officer. During the extension period, the Independent Examiner intends to focus primarily on those issues.
Beyond the control issues identified, the U.S. Attorney’s Office advised the Court that CA has, to date, substantially complied with the terms of the DPA. If the control issues described above are resolved by May 1, 2007 or such earlier date as the U.S. Attorney's Office in its discretion determines, and CA is otherwise in compliance with the DPA, the U.S. Attorney's Office will seek the Court's dismissal with prejudice of the information filed against CA shortly after the Independent Examiner issues his final report, and the SEC also will evaluate CA's compliance with the civil final judgment.
About CA
CA (NYSE:CA), one of the world’s largest information technology (IT) management software companies, unifies and simplifies the management of enterprise-wide IT. Founded in 1976, CA is headquartered in Islandia, N.Y., and serves customers in more than 140 countries. For more information, please visit http://ca.com
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Copyright © 2006 CA. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.
Addendum: U.S. Attorney’s Office letter

U.S. Department of Justice

United States Attorney
Eastern District of New York

One Pierrepont Plaza
Brooklyn, New York 11201

Mailing Address:	147 Pierrepont Street
Brooklyn, New York 11201

September 14, 2006

By ECF
The Honorable I. Leo Glasser
United States District Judge
Eastern District of New York
225 Cadman Plaza East
Brooklyn, NY 11201
Re:	United States v. CA, Inc. Docket Nos. 04-CR-837; 04-CV-4088 (ILG)
Dear Judge Glasser:
          This letter is respectfully submitted to inform the Court that the United States Attorney’s Office for the Eastern District of New York (“USAO”) has determined to extend the term of Lee Richards, Esq., as Independent Examiner (“IE”) in the above-referenced case to May 1, 2007 (or such earlier date as the USAO, in its discretion, determines in the future) under the terms of the Deferred Prosecution Agreement (“DPA”) dated September 22, 2004. The IE’s term was otherwise set to expire on September 16, 2006. The IE is appointed pursuant to both the DPA and the Civil Final Judgment in the above-referenced SEC action.
          The extension is made pursuant to paragraph 22 of the DPA and with the consent of CA, Inc., formerly known as Computer Associates International, Inc. (“CA”). Paragraph 22 provides that the IE’s term may be extended by the USAO, in its discretion, if at the end of the IE’s initial 18-month term, (1) “less than all recommended reforms (to the extent deemed significant by the [USAO]) have been substantially implemented for at least two successive quarters,” or (2) “significant exceptions have been noted in the course of the [IE’s] most recent quarterly review.” (DPA ¶ 22.)
          The IE’s most recent report, dated June 15, 2006, described certain issues regarding CA’s “internal accounting controls” ( ¶19(b)), and “reorganization of the CA Finance Department” (¶ 15). At this time, the USAO, SEC, IE and CA believe that the proposed extension to May 1, 2007 is appropriate in light of (i) the control-environment and commission-related Material Weaknesses announced in the Form 10-K filed by CA on July 31, 2006, a copy of which is annexed hereto, and (ii) issues concerning the reorganization of the CA Finance Department to be addressed by the Company’s new Chief Financial Officer, appointed August 15, 2006. The commission-accrual errors caused the financial reporting for CA’s third quarter for Fiscal Year 2006 to be materially incorrect and resulted in CA restating its financial results for that quarter. In addition, issues surrounding the Company’s commission expenses were a factor in the recent departure of several high-level CA executives. During the period of the extension, the IE intends to focus his review primarily on these issues.
          Beyond the control issues identified in the IE’s most recent report, CA has, to date, substantially complied with the terms of the DPA. Among other things, CA has paid $225 million in restitution to current and former shareholders damaged by CA’s past accounting misconduct (DPA ¶ 3, 8); cooperated with the USAO and the SEC, including in connection with the USAO’s criminal prosecutions and the SEC’s civil proceedings involving former CA executives (¶ 5-6, 21); added three new independent directors to its Board of Directors (¶ 12(a)); and implemented substantial additional reforms to its corporate governance practices. If the control issues described above are resolved by May 1, 2007 (or such earlier date as the USAO, in its discretion, determines) and CA is otherwise in compliance with the DPA, the USAO will seek the Court’s dismissal with prejudice of the Information filed against CA shortly after the IE issues his final report (¶ 24), and the SEC also will evaluate CA’s compliance with the civil final judgment.

Respectfully submitted,

ROSLYNN R. MAUSKOPF
United States Attorney

By:	/s/ Eric Komitee

Eric R. Komitee
Jason Jones
Assistant U.S. Attorneys
(718) 254-6240 / 7553
Enclosure

cc:	Lee Richards, Esq.
Independent Examiner

Alex Vasilescu, Esq.
Securities and Exchange Commission

Robert Giuffra, Esq.
Counsel to CA, Inc.